CENDANT ANNOUNCES CHANGE IN BOARD MEMBERSHIP

                     Dr. John Malone Resigns; Replaced By
                New Independent Director, Ms. Pauline Richards


New York, N.Y., March 13, 2003--Cendant Corporation (NYSE: CD) today announced that Pauline Richards, 54, has joined its Board of Directors replacing John Malone, Chairman, Liberty Media Group who has resigned from the Board. Ms. Richards will be an independent director, continuing Cendant's commitment to maintain the independence of two-thirds of the Board. Ms. Richards will also serve on the Audit Committee of the Board of Directors, replacing The Right Honourable Brian Mulroney who will remain on the Board as a member of the Corporate Governance Committee.

"In this new environment of enhanced corporate governance, the time and involvement of Directors are required more than ever before", stated Cendant Chairman, President and CEO, Henry R. Silverman. "Liberty Media has a full agenda and Dr. Malone's schedule is demanding enough that it precludes him from devoting additional time to Cendant. Liberty and Dr. Malone have informed us that they have no present intention of selling any of their Cendant stock. I am pleased that they will remain investors in the Company."

"We are delighted to welcome Ms. Richards to Cendant's Board of Directors", added Mr. Silverman. "Her independence as well as her outstanding background and financial expertise combine to make her a valuable addition to the Company's Board and its Audit Committee."

Ms. Richards is currently Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited, a trust company business and served in various senior financial positions at Aon Group of Companies, Bermuda from 1988 until 1998 culminating in her appointment as Chief Financial Officer in 1996.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Media contact:                              Investor contacts:
Elliot Bloom                                Sam Levenson
212-413-1832                                212-413-1834

                                            Henry A. Diamond
                                            212-413-1920